Exhibit 99.5

GUARANTY AGREEMENT

As an inducement to Goldman Sachs Mortgage Company to purchase certain mortgage loans pursuant to the Amended and Restated Master Mortgage Loan Purchase Agreement, dated as of November 1, 2005, as amended by that certain Amendment No. 1 dated July 23, 2007, by and between GreenPoint Mortgage Funding, Inc. (“GreenPoint”) and Goldman Sachs Mortgage Company (the “Purchase Agreement”), Capital One, National Association (“CONA”), the indirect parent of GreenPoint, hereby unconditionally and absolutely guarantees to Goldman Sachs Mortgage Company, its successors and assigns the prompt and unconditional payment of all sums due or to become due by GreenPoint under Section 3.01, Section 3.02 and Section 3.03 of the Purchase Agreement, as amended and supplemented by the trade confirmations and the purchase confirmations entered into from time to time between the parties, including but not limited to any repurchase and indemnification obligations of GreenPoint, with respect to mortgage loans that GreenPoint is selling or has sold to Goldman Sachs Mortgage Company on or after December 1, 2006 (the “Guaranteed Obligations”).

In case of the failure of GreenPoint punctually to make any payment of any Guaranteed Obligation, CONA hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by Goldman Sachs Mortgage Company to CONA. This Guaranty Agreement shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by Goldman Sachs Mortgage Company upon the insolvency, bankruptcy or reorganization of GreenPoint or otherwise, all as though such payment had not been made.

CONA hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Purchase Agreement, the absence of any action to enforce the same, any waiver or consent by Goldman Sachs Mortgage Company concerning any provisions thereof, the rendering of any judgment against GreenPoint or any action to enforce the same, or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. This guaranty shall survive termination of the Purchase Agreement and will not be discharged except by complete payment of the amounts payable under the Purchase Agreement. This Guaranty Agreement shall continue to be effective if GreenPoint merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

CONA hereby waives diligence, presentment, protest, notice of protest, acceleration, and dishonor, filing of claims with a court in the event of insolvency or bankruptcy of GreenPoint, all demands whatsoever, except as noted in the first paragraph hereof, and any right to require a proceeding first against GreenPoint.

This Guaranty Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties have caused this Guaranty Agreement to be executed by their respective officers thereunto duly authorized as of August __, 2007.

CAPITAL ONE, NATIONAL ASSOCIATION
By: /s/ Stephen Linehan Name: Stephen Linehan Title: Executive Vice President
GOLDMAN SACHS MORTGAGE CORPORATION
By: /s/ Michelle Gill Name: Michelle Gill Title: Vice President